LOOPER, REED, MARK & MCGRAW INCORPORATED
                              NINE GREENWAY PLAZA
                                   SUITE 1717
                              HOUSTON, TEXAS 77046
                                 (713) 625-9100
                               (713) 625-919 FAX



February 11, 1998




Fortune Natural Resources Corporation
515 West Greens Road
Suite 720
Houston, Texas 77067


         Re:      REGISTRATION STATEMENT ON FORM S-2
                  EXCHANGE OFFER

Gentlemen:

At your request, we have examined the discussion under the heading "Certain Federal Income Tax Considerations" set forth in the Prospectus contained in the Registration Statement on Form S-2, Registration Statement No. 333-45469, (the "Registration Statement"), as amended, which you (the "Company") have filed with the Securities and Exchange Commission. The Registration Statement relates to the offer of exchange (the "Exchange Offer") of outstanding, publicly traded warrants ("Old Public Warrants") for newly issued, non-publicly traded warrants ("New Warrants").

This opinion is based upon (1) the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder in effect at the date hereof, (2) Revenue Rulings, Revenue Procedures and other pronouncements of the Internal revenue Service which have been issued at the date hereof, and (3) the Registration Statement in the form delivered to us on this date.

Based on the foregoing and in reliance thereon, we are of the opinion that the discussion contained in the Registration Statement under the heading "Certain Federal Income Tax Considerations" adequately explains the potential federal income tax consequences of the Exchange Offer to the offerees thereof.

We hereby consent to the reference to this firm in and the inclusion of this opinion in the Registration Statement and any amendments thereto.

                                  Respectfully submitted,

                                  /s/ LOOPER, REED, MARK & MCGRAW



EXHIBIT 8.1